Registration Statement No. 333-206013 Dated January 8, 2016; Rule 433 Page 1 5 Year Fixed Rate Notes due 2021 Global Notes, Series A Terms and Conditions Friday, January 8, 2016 Final Terms of the Notes Issuer : Deutsche Bank AG Issuer Rating : BBB+ (S&P), A3 Negative (Moody’s), A– (Fitch) Form of Debt : Senior, unsecured Lead Manager : Deutsche Bank Securities Nominal Amount : USD 1,000,000,000 Trade Date : 08 January 2016 Issue Date : 13 January 2016 Maturity Date : 13 January 2021 Coupon : 3.125% Spread to Benchmark : 157 bps Benchmark : UST 1.75% December 2020 Reoffer Price : 99.954% Reoffer Yield : 3.135% Day Count Basis : 30/360, unadjusted following Payment Dates : Semi-annual in arrears, payable 13 January and 13 July of each year, commencing 13 July 2016 Early Redemption : None Redemption : 100.00% Business Days : New York and TARGET Listing : None Denominations : USD 1,000 ISIN : US25152R2X04 CUSIP : 25152R2X0 Senior Co-managers : BB&T Capital Markets, a division of BB&T Securities, LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC Co-managers : Academy Securities, Inc., BNY Mellon Capital Markets, LLC, Comerica Securities, Inc., KeyBanc Capital Markets Inc., Mischler Financial Group, Inc., Regions Securities LLC, The Huntington Investment Company, U.S. Bancorp Investments, Inc. Settlement : DTC and Euroclear/Clearstream Calculation Agent : Deutsche Bank AG Documentation : SEC Registered Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement, prospectus addendum and prospectus. • Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf • Prospectus addendum dated January 1, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf • Prospectus dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.

Registration Statement No. 333-206013 Dated January 8, 2016; Rule 433 Page 2 5 Year Fixed Rate Notes due 2021 Global Notes, Series A Terms and Conditions Friday, January 8, 2016 RESOLUTION MEASURES AND DEEMED AGREEMENT On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure (as defined below) by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to irrevocably consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below. Pursuant to the German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”), in a resolution or German insolvency proceeding with respect to the issuer, certain unsecured unsubordinated obligations of the issuer, including some of the other senior debt securities issued under the prospectus, would be satisfied first by operation of law before the notes. The Resolution Mechanism Act could lead to increased losses for the holders of the notes if insolvency proceedings were initiated or Resolution Measures imposed upon the issuer. See the risk factor below and “Risk Factors” in the accompany prospectus addendum for more information. By acquiring the notes, you will be bound by and will be deemed to irrevocably consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) the issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding. Furthermore, by acquiring the notes, you: • are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); • waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “agent”) for, agree not to initiate a suit against the trustee and the relevant agent in respect of, and agree that neither the trustee nor the relevant agent will be liable for, any action that the trustee or the relevant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and • will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the relevant agent; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measure” section of the accompanying prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the issuer relating to the terms and conditions of the notes. This is only a summary, for more information please see the accompanying prospectus addendum dated January 1, 2016.

Registration Statement No. 333-206013 Dated January 8, 2016; Rule 433 Page 3 5 Year Fixed Rate Notes due 2021 Global Notes, Series A Terms and Conditions Friday, January 8, 2016 THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES AND, IN A RESOLUTION OR GERMAN INSOLVENCY PROCEEDING WITH RESPECT TO THE ISSUER, CERTAIN UNSECURED UNSUBORDINATED OBLIGATIONS OF THE ISSUER, INCLUDING SOME OF THE OTHER SENIOR DEBT SECURITIES ISSUED UNDER THE PROSPECTUS, WOULD BE SATISFIED FIRST BY OPERATION OF LAW BEFORE THE NOTES. YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US. The Resolution Mechanism Act provides that, among the unsecured unsubordinated obligations of the issuer, those obligations that are excluded from the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the issuer. This prioritization would also be given effect in a resolution proceeding with respect to the issuer, so that obligations excluded from the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the issuer. In a resolution or German insolvency proceeding with respect to the issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Non-Structured Debt Securities. In a resolution or German insolvency proceeding with respect to the issuer, the Structured Debt Securities that are also issued under the prospectus are expected to be among the unsecured unsubordinated obligations that would be satisfied before the Non-Structured Debt Securities as described above. The Resolution Mechanism Act could lead to increased losses for the holders of the notes if insolvency proceedings were initiated or Resolution Measures imposed upon the issuer. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. In addition, secondary market trading in the notes may not follow the trading behavior associated either with Structured Debt Securities issued by us or with notes issued by other financial institutions that are not subject to the Resolution Mechanism Act or similar laws. In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act, any and all claims against the trustee and the relevant agents for, agree not to initiate a suit against the trustee and the relevant agents in respect of, and agree that neither the trustee nor the relevant agents will be liable for, any action that the trustee or the relevant agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.